Exhibit 99.2

Cyanotech Corporation

Moderator: Dr. Gerald Cysewski

February 8, 2006

5:30 p.m. EST

OPERATOR:  Welcome to the Cyanotech Quarterly conference call for the third quarter of fiscal 2006.

Our speakers are Dr. Gerald Cysewski, Chairman, President and Chief Executive Officer of Cyanotech and Bill Maris, Chief Financial Officer of Finance and Administration. First, Bruce Russell will read our Safe Harbor Statement.

BRUCE RUSSELL, CYANOTECH:  Before we begin the conference call, I will read this Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. Except for statements of historical fact, the statements in this conference call are forward-looking. Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include, but are not limited to, general economic conditions, forecasts of sales in future periods, changes in sales levels to our largest customers, weather patterns, production problems caused by contamination, risks associated with the acceptance of new products, competition, foreign exchange fluctuations, government regulations and other factors more fully detailed in the company’s recent Form 10-Q and annual Form 10-K filings with the Securities and Exchange Commission.

Now here is Gerry to begin our conference call.

DR. GERALD CYSEWSKI, CHAIRMAN, PRESIDENT & CHIEF EXECUTIVE OFFICER, CYANOTECH:  Thank you very much, Bruce, and good afternoon to everyone.

We just released the financial results for the third quarter of fiscal 2006. The lower revenue for the third quarter resulted from reduced order levels for Spirulina products from our customer base and continued reduced demand for NatuRose in Japan, a situation I’ll address a little bit later.

At the same time, sales of BioAstin and Natural Astaxanthin and private label sales of finished consumer products show an increased demand from existing as well as new customers compared to the previous quarter.

There are varied levels of Spirulina quality produced around the world. We believe Cyanotech holds a leading share in the high quality segment of the Spirulina market, which is maturing at an overall growth rate of five to seven percent per year.

As we have reported in the past, our customer base for Spirulina is relatively constant with regular additions and relatively few who leave us for other products. Yet the schedule for purchasing Spirulina among our customers have always been variable with no regular patterns. Considering these factors, we would expect, as has been typical, that orders for Spirulina should increase as customer inventories are consumed. In fact, we have noted a pick up in orders for Spirulina in the current quarter to date, and we’re cautiously optimistic that this trend will continue.

The situation with NatuRose presents more of a challenge. After a period of reduced orders from Japan, we know as a result of my finding trip to that country in November, that the previous significant market for Sea Bream or Tai in aquaculture feed in Japan may remain lower. This is due to reduced sales and market pricing of Sea Bream overall in Japanese aquaculture causing growers to use less natural astaxanthin in their feed. The question, of course, is what are we going to do about this?

We are working hard to diversify our NatuRose sales efforts through several initiatives. These include: First, customer response and feeding trials are under way for Spanish Mackerel, another very popular fish in Japan aquaculture that could be a part of the market for Cyanotech.

Second, we are concentrating on the ornamental or tropical fish market worldwide where brilliant natural color is a very important differentiator for both producers and consumers.

Third, we are investigating niche markets in the extensive salmon aquaculture arena where feed manufacturers and growers are seeking positive differentiation through all natural products and where they may adopt NatuRose rather than synthetic astaxanthin to achieve highly desirable natural coloration and consumer appeal.

And fourth, in a new market areas, we’re also looking into feed markets for companion animals, particularly dogs, where the health benefits of Natural Astaxanthin may warrant inclusion in premium products. Anecdotal, as well as research evidence, indicates potential benefits for companion animals.

In all of these instances NatuRose provides a distinct added value for producers. The diversification of the market for NatuRose is very important to Cyanotech.

Our principal marketing focus now is on business to business sales of BioAstin, Natural Astaxanthin as an ingredient in health formulations and as the Company’s leading product for human nutrition and health. This focus continues to produce results, and the number of wholesale customers and the level of BioAstin sales are up again in the third quarter as compared to the previous quarter.

The bulk of our promotional budget continues to be dedicated to the BioAstin, Natural Astaxanthin effort. Our marketing focus will be enhanced during the current quarter and beyond, with a commitment to a new broad based public relations campaign for BioAstin. The program will target consumer media, including magazines, newspaper, radio and TV, to promote consumer awareness of BioAstin and help drive consumers to purchase the product from Cyanotech’s customers. These include Now Foods, Health Plus, Twin Laboratories, Jarrow Formulas, Pure Encapsulations, HVL/Douglas Labs, Derma E and Garden of Life among others.

This campaign represents a clear commitment by Cyanotech to support our customers in marketing BioAstin. The timing is good because customer awareness of Natural Astaxanthin for such health benefits as fighting inflamation is steadily increasing.

As a side note to our wholesale focus, I mentioned earlier that private label sales of finished consumer products were up. This is a product segment we have not discussed at length in the past, but which has been and should continue to be meaningful. We are selling finished products already packaged in bottles with labels provided by our customers. Although we are not the final seller, margins are still high because we are selling a finished product, not an ingredient alone. This is a sound part of our wholesale marketing strategy.

I mentioned that I visited Japan in November to learn first hand about the NatuRose market there. On the same trip, I met with current and prospective customers for both BioAstin and NatuRose. Our discussions were promising and it appears that the Japanese human nutrition market for Natural Astaxanthin may be growing. New competitors entering the field of astaxanthin production, including Yamaha, confirm the promise of future market growth. Again, we believe this is significant as health benefits of Natural Astaxanthin are becoming more widely known.

On the same trip, I also visited prospective customers, government, and trade association officials in China and Hong Kong. Resulting  distribution agreements signed with a Chinese-American joint venture are expected to generate orders for BioAstin and NatuRose in 2006, once our products are registered with the Chinese government for sale in China.

Regarding our capacity, shareholders often ask are we set to handle growth when it occurs?  At the end of this quarter, third quarter, most of the company’s 69 microalgae culture ponds were in production. 12 ponds were growing astaxanthin and the balance were producing Spirulina.

Additional ponds are available for astaxanthin production with minimal conversion time, and processing equipment is at hand to accommodate the conversion of even more ponds from Spirulina to astaxanthin.

Finally, reporting on science, the clinical studies of BioAstin that we had reported underway during the later half of 2005 were completed at the end of the third quarter and a final review and analysis of these are underway. We anticipate reporting the results within 30 days.

Later in this Webcast, I will summarize what we have learned about the value of BioAstin and Natural Astaxanthin as an anti-inflammatory supplement. It is part of a presentation I will be making at Expo West, a major industry tradeshow in Anaheim, California in March. Also, we are continuing to add information about our products to our new Web site, and I urge you all to visit the site and find out more.

Cyanotech’s expertise is in the technology and the process of microalgae cultivation. We are seeking to enhance our leadership position principally through supplying our products to other retail product manufacturers. Our sales and marketing communications are oriented to heighten awareness of our quality products among our customers and now among consumers with our recently announced public relations program.

Astaxanthin continues to grow in awareness among the nutraceutical , nutritional supplement, and cosmaceutical markets, and we believe Cyanotech, with its premium product, can be a major participant in the growth in market demand that may occur.

Although our results may vary from quarter to quarter, as they certainly have in recent periods, our goal is to achieve sustainable annual revenue growth and profitability over time.

Now I am pleased to introduce William R. Maris, our Chief Financial Officer and Vice President of Finance and Administration, who joined us on January 5th of this year. Formerly, Bill was the CFO, Treasurer and Secretary of Market Transport Limited, a logistics and transportation provider based in Portland, Oregon. Prior to that, he was CFO and Vice President of Operations of Wholesome and Hearty Foods, a food products manufacturer, most notably known for Garden Burger® , located in Portland, Oregon. Bill was also CFO and Treasurer of Crown Pacific Limited, a multi-state resources and manufacturing concern that was based in Portland, Oregon. Earlier, Bill was Treasurer and Financial Manager for Lamb-Weston, a Division of AMFAC, and a frozen potato producer headquartered in Portland. He began his career with Touche Ross and Company, becoming senior auditor and audit supervisor. Bill’s background in finance and accounting adds strength to our management team. Additionally, his experience in food products, manufacturing, and logistics, adds value to Cyanotech as it advances its growth initiatives worldwide. Bill will address the third quarter results in more detail. Bill.

WILLIAM MARIS, CHIEF FINANCIAL OFFICER AND VICE PRESIDENT OF FINANCE AND ADMINISTRATION, CYANOTECH:  Thank you very much, Gerry. It’s pleasure to be here, although I’ve only been here a few weeks. So for everybody on the call, I’ll do my best to provide the information we need to answer your questions.

I think for starters, it might be worth telling people why I’m here. Early in my career, as you noted, Gerry, I worked for Hawaii based Amfac, and as a part of Amfac, I became part of their Food Division, which was diverse and had operations throughout the United States and Hawaii. As a result of that, I gained an early passion for science and engineering that focused on process production, and that’s exactly what Cyanotech does.

I met many entrepreneurs and many successful business people in that duration, and I found out that they were all pioneers. They were entrepreneurial. They had very good interpersonal skills and great scientific skills. That’s what made them successful. That’s the reason that they could bring us the kinds of products needed to make our lives better. And I found those qualities here at Cyanotech, and with you, Gerry.

So I’m glad to be here. I think Cyanotech has high-grade products, a unique location. I knew when I signed on that we were facing a few challenges in the stock price and soft sales in some sectors. But I signed on anyway because I have a lot of faith in this company and where it’s going.

Now, I think everybody on this call has been through more earnings releases than we’d all like to admit, so I’m going to keep this as brief as possible. And also, since I’ve only been here for a month, and in that time I haven’t been able to walk completely through all the accounting information gathering systems, there will probably be some questions I can’t answer. So, rather than trying to guess what the logical answer is, I’ll just tell you straight up that I don’t have the answer at my fingertips at this time, and I hope that will be OK with everybody.

First, having been through these calls before, a lot of us recognize that we are dealing with a fiscal year company, and once we get into January and February it is sometimes hard to forget that we’re not talking about year-end results. So this is a quarter three and a nine-months discussion. And with that said, let me get into some numbers.

Said simply, in the previous quarter, quarter two of this fiscal year, the company, as of the end of September 30, 2005, reported a net loss of $321,000 or two cents a share. This quarter, quarter three, there’s a loss, but it’s less of a loss. For the quarter ended December 31, 2005, the net loss is $294,000 or one cent a share. That’s eight percent less or one cent a share less, one cent a share better, than it was for the second quarter. If we take this to the usual comparables, since comparing to the to the previous consecutive quarter isn’t usual, we’ll get that in the third quarter of the prior year net income was positive: It was $326,000. So in the last comparable quarter to comparable quarter, the company has reported a loss.

The answers for this quarter aren’t much different than they were last quarter. Sales for this comparable quarter are down. In the third quarter last year, the company had sales of $3.180 million. Third quarter this year, sales were $2.233 million. Sales were primarily down because sales of NatuRose were down in the Japanese aquaculture market. Sales for Spirulina are also down, though some of the Spirulina downside, I should mention, is probably due to the historic variability and the ordering patterns, which really aren’t established.

In terms of numbers, Spirulina product sales were down 28 percent, quarter to quarter, and the sales of NatuRose and the other astaxanthin products were down 24 percent. And I don’t think that’s “new–news” based on comparing to second quarter.

Since I didn’t join the company until the first of January, I’m going to let Gerry handle questions that are on the sales side, at least until I get my feet more on the ground at Cyanotech.

So the simple third quarter to third quarter story is that sales are down, and as a result, gross margins are down, and naturally, the conclusion is, net income is down. It’s a pretty simple story.

Nine months to nine months, if we look at the comparable nine month periods, we’re going to get the same story. It changes just a bit. But maybe it can shed light on what’s happening in sales, which is really driving the numbers.

Nine months to nine months sales are down $1.6 million. They were $8.885 million nine months last year, compared to $7.879 million this year. That’s an 11 percent decrease, which in some companies is not much of a decrease. But, at the same time, this company’s net income is down

$1.022 million. So the primary story that the company is sending out is that the shortfall in net income is a sales shortfall. And if we translate the shortfall to product percentages, we’re going to see that for the first nine months of this year, Spirulina sales were down eight percent and astaxanthin sales were down 16 percent.

Now other products, which would be the Phycobiliproteins, are up 14 percent, but those are a very small part of the product mix.

If we get into the cost side of things a bit, the sales mix has a lot to do with this company’s gross margins, and because the company is conservative in its historical accounting practices, when there are increases in the cost of raw materials and support costs, the costs pretty much flow directly to the cost of goods sold and the bottom line. For this reason, the company’s gross margin for this year at third quarter was 27 percent, and for the third quarter last year, the gross margin was 37 percent. That’s a 10 percent difference, and frankly it’s due to increased material and support costs, and it’s due to spreading fixed costs over fewer units of production and sales, and it’s due to the sales mix.

So again, we’re coming back to the fact that what we need to talk about here, in terms of the company’s performance, is sales.

The answer for the nine month comparable is just like it is for the quarter:  Nine months of this year, gross margin was 28 percent. Nine months for last year, the gross margin was 35 percent, and that’s a seven percent difference.

If we get below the gross margin fall off and look at the operating expenses, we’re going to see that compared to third quarter a year ago, and this is keeping an eye on cost containment, general and administrative expenses are down $45,000. And with the same eye on increasing marketing efforts, sales and marketing expenses are up $50,000. And if we compare nine months to nine months, general and administrative expenses are up a tiny bit, just two percent, but sales and marketing expenses are up $96,000 and that accounts for 90 percent, almost the entire increase in other expense.

So the company is clearly putting it’s resources where it needs to in a sales shortfall situation:  General and administrative costs are going down, the company’s going to have an eye on cost containment, and is going to continue to have an eye on cost containment. And sales and marketing are getting more of the company’s resources. Everything else beyond that is pretty minor.

Shares outstanding changes have been deminimus, so the earnings per share figures are pretty much going to be a bottom line track. Earnings per share were two cents for the third quarter a year ago, and right now they’re negative one cent for this quarter. Earnings per share for the nine months this year are negative two cents verses a positive three cents a year ago.

For the third quarter, we have a negative one cent for this quarter verses negative two cents in the preceding quarter, the second quarter, of this year. So there’s some improvement over the previous consecutive quarter.

When it comes to the balance sheet, it speaks for itself:  The Company’s financial position is strong, the balance sheet is liquid, and there are plenty of cash, cash equivalents, and investments on the balance sheet.

Cash and investments, of course, contribute to working capital. The company’s working capital position is strong, so the company’s well positioned, in my opinion, to address what is needed in the sales and the marketing efforts that are part and parcel of restoring profitability.

Gerry, that’s about all I’ve got in terms of summarizing the numbers, so if people have questions later, maybe we can address them in detail. But I think that’s a recap of where we are.

DR. GERALD CYSEWSKI:  Well, Bill, thank you very much.

That sums up our quarterly report, but before we take some questions, I want to tell the listeners more about BioAstin and Natural Astaxanthin and how it can address specific health affects and concerns.

Cyanotech’s advertising and promotion of its BioAstin and Natural Astaxanthin products has focused on anti-inflammation. Our repeated tag line is “BioAstin, the anti-inflammatory carotenoid”. While BioAstin is an extremely potent natural antioxidant, it is also anti-inflammatory. Due to its anti-inflammatory property, BioAstin can address a number of health effects.

Inflammation is not always bad or unwelcome: Indeed inflammation is essential for survival Iit is a result of our body’s immune system’s response to fight off infection caused by bacteria, viruses or damaged tissue. Inflammation is chemical warfare the body has in place for fighting against foreign invaders, but inflamation can be devastating when a chemical’s antagonist turns against the body itself. Many serious diseases are now theorized to be caused when the body’s immune system triggers an inflammatory response that is excessive, prolonged,  or when there are no foreign substances to fight off.

These diseases span a wide range maladies including rheumatoid arthritis, asthma, heart disease, ulcers, and possibly even Alzheimer’s disease. Controlling excessive or prolonged inflammation may address a number of health problems.

Biochemical research out of Japan and Korea published in peer reviewed scientific journals, has begun to elucidate the molecular action and mechanism of BioAstin’s anti-inflammatory properties. This research has shown that astaxanthin inhibits nitric oxide production and the expression of inflammatory genes. In addition, due to its strong antioxidant properties, astaxanthin neutralizes free radicals produced by the immune system. These free radicals are very effective at fighting bacteria and viruses, but when prolonged production of free radicals occurs, these free radicals damage the body’s own tissue.

It’s encouraging to begin to understand how astaxanthin combats inflammation on a molecular level, but the real question is, can Natural Astaxanthin address specific health concerns?  I believe the answer is “yes”, and it is supported by a number of clinical trials sponsored by Cyanotech. These clinical trials include the first one by Yael Nir and Gene Spiller, entitled, “BioAstin Helps Relieve Pain and Improve Performance in Patients with Rheumatoid Arthritis”. As you may know, rheumatoid arthritis is a result of inflammation of joints, an inflammation problem.

The second study, also by Nir and Spiller , “BioAstin, a Natural Astaxanthin from Microalgae Helps Relieve Pain and Improve Performance with Carpal Tunnel Syndrome”. Again, carpal tunnel syndrome is a result of inflammation of nerves in the carpal tunnel in the wrist.

The third study, by Andrew Fry  at the Human Performance Laboratories at the University of Memphis, “Astaxanthin Supplementation as a Counter Measure for Delayed Onset Muscle  Soreness”, or “DOMS”. Also, astaxanthin may also provide protective mechanisms in joints. This study looks at the inflammation of muscles caused after extremely strenuous exercise and result in inflammation that can arise in joints and cause pain.

The fourth, a private clinical study, is entitled, “Clinical Evaluation of the Potential of an Antioxidant Supplement”, which was astaxanthin, to alter photobiological responsiveness in humans. Well, what this means is, we did a clinical study and BioAstin increased the skin’s resistance to ultra-violet radiation after only two weeks of supplementation. And you may not know, sunburn is the skin’s first response to UV radiation, and it is an inflammation reaction.

All of these clinical trials address conditions caused by inflammation. These are preliminary studies involving small patient groups and certainly further research is required, but the results are very encouraging. We believe BioAstin has such an apparent far reaching affect because inflammation is a root cause of many problems, including carpal tunnel syndrome, muscle and joint soreness, rheumatoid arthritis and even sunburn. It is becoming increasingly apparent to the scientific community that systemic inflammation in the body may cause even more serious problems, including some forms of cardiac problems.

Hopefully this report will help you understand why we feel so strongly and are excited about our premier product, BioAstin Natural Astaxanthin, and why we are communicating this excitement to our customers and consumers.

Now I’d like to open the conference up to any questions listeners may have.

OPERATOR:  Thank you.

The floor is now open for questions. If you do have a question at this time, please press star, one on your touch-tone phones. Once again, to queue in for a question, it is star, followed by one on your telephone keypad.

BRUCE RUSSELL:  I have some questions that shareholders and investors have asked through the e-mail process prior to the meeting, and I’d like to pose those to you both Gerry and Bill.

One person asked, is there room for additional ponds at the Kona facility?  If so, how many and what would be the cost to bring those ponds into production?

DR. GERALD CYSEWSKI:  Bruce, maybe I can handle that. There is certainly room for additional ponds here at the Natural Energy Laboratory where we’re located. We lease land from the State of Hawaii. However, we feel the most efficient use of financial resources is to convert existing ponds to satisfy market demand. We feel that our present location really provides us with competitive advantages and for competitive reasons, we really will not discuss the cost of constructing additional ponds. But I do want to assure you that there is room if we choose to do so.

BRUCE RUSSELL:  There’s a follow on to that: Has the company been exploring any other locations worldwide that would be fit for Cyanotech for microalgae production?  And what are the possibilities of such locations?

DR. GERALD CYSEWSKI:  Yes, Bruce, we have. We are aware of a number of potential additional locations suitable for production for microalgae products. We are not going to discuss where these locations are, but what I will say is that the company is continually considering expansion and growth alternatives and possibilities.

BRUCE RUSSELL:  Further question: Are there any other microalgae strains that Cyanotech is currently investigating and what would they be for?

DR. GERALD CYSEWSKI:  Yes, we are certainly investigating other microalgae strains, other microalgae products. But for competitive reasons, I really cannot discuss what these strains are, or potential market areas, other than to say that the market areas we would be addressing would be substantial.

BRUCE RUSSELL:  Regarding the advertising and public relations program, the question was: Is it all funded by Cyanotech or is there a cooperative program going on with customers and vendors?  How much is the company truly spending on marketing and product relations campaigns going forward, and is it funding these itself or is there a combination of sources?

DR. GERALD CYSEWSKI:  We really have two marketing thrusts:  One, we recently announced, the media public relations program. This is something new that we’ve entered into this calendar year. It is completely funded by Cyanotech Corporation. We also have a logo program with our customers. Those customers place Cyanotech logos on their product and receive a small rebate or allowance based on their product purchases. That money is then used for product promotion and advertising.

BRUCE RUSSELL:  It’s an ongoing cooperative program there, cooperative advertising?

DR. GERALD CYSEWSKI:  It is a cooperative program – yes.

BRUCE RUSSELL:  One person questioned, that they purchase Spirulina from our customers, particularly NOW and others, and that those customers were out of stock for quite some period of time at the end of calendar 2005. They’re wondering why that would be, why the customers would not have Spirulina in stock in their inventories.

DR. GERALD CYSEWSKI:  Well, certainly, we’re filling customer orders for Spirulina on a timely basis. It may be a situation where a specific customer orders tablets. Tablets require more time for production. We have to take the powder and convert it into tablets, and that does take a little bit of time. If customers are ordering just in time and additional amount of time is required for tablet production, that can put them behind. We’re always trying to work with our customers to make sure that we have enough lead time and we certainly do not want our customers to run out of product.

BRUCE RUSSELL:  OK, well one final question, with regard to the company’s wholesale business-to-business strategy, the question was: Would you discuss briefly the online Nutrex  site, Nutrex  Hawaii, and how that fits in with that strategy?  Specifically, does the company plan to either ramp up the site and the ordering process, or to use the site to link out to vendors whom we supply to or possibly to close the site?  There’s some confusion between the state of strategic focus on the wholesale approach and Nutrex  Hawaii site.

DR. GERALD CYSEWSKI:  OK — I certainly want to reiterate that our major focus is business-to-business sales, wholesale to customers. However, on our Nutrex  site, we’re very encouraged by the benefits we’re deriving from our Nutrex division’s loyal  customer base. We’re going to continue to monitor and maintain our Nutrex  division even though the strategic focus is on wholesale product.

I think the other thing that’s very valuable about the Nutrex division is that it allows us to remain very close to the end consumer. Our plan is not to increase our promotional budget for Nutrex but keep it at a functioning level and derive some revenue from it as well as maintaining close relations with the final customer.

BRUCE RUSSELL:  Thank you, Gerry . Those were the questions that I had.

DR. GERALD CYSEWSKI:  Thank you, Bruce, and in summary, I’d just like to end the conference call to remind listeners that Cyanotech has commercialized the process for making high value products for microalgae consistently and reliably. Our Spirulina product is market leading, but in a mature slow growth market. Our Natural Astaxanthin for aquaculture is highest quality with good penetration into Japanese aquaculture. It’s also addressing ornamental fish culture and seeking new markets for all natural salmon culture and companion animals. Our BioAstin Natural Astaxanthin for human nutrition is the highest quality and growing in numbers of customers incorporating it into their retail product.

Astaxanthin is rising in visibility and importance in the marketplace. Scientific studies continue to validate its benefit such as systemic UV protection, recovery from muscle soreness, immune response enhancement, help with rheumatoid arthritis and corporal tunnel syndrome. Astaxanthin is also a superior antioxidant, some 500 times more powerful than vitamin E and as we have discussed, it is also anti-inflammatory.

Cyanotech is a world leader in microalgae production with product, processes, technology and benefits from growing demand for microalgae products. I want to thank everyone for your interest in Cyanotech.

OPERATOR:  Thank you. This concludes today’s conference. You may disconnect all lines at this time and have a great day.

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